16.1 Letter of Beckstead and Watts, LLP (below)




Beckstead and Watts, LLP
Certified Public Accountants

                                                      3340 Wynn Road, Ste. B
                                                      Las Vegas, NV 89102
                                                      702.257.1984
                                                      702.362.0540 fax



January 24, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Enviro-Energy Corporation (formerly "ThermaFreeze, Inc.") (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2001 and 2000 and for the nine months ended September 30, 2002. Effective December 18, 2002, our appointment as principal accountants was terminated.

We have read the Company's statements included under Item 4 of its Form 8-K dated December 18, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors or that the firm LeMaster Daniels, PLLC was not engaged regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).

Very truly yours,

/s/ G. Brad Beckstead, CPA
---------------------------
G. Brad Beckstead, CPA
Partner